Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2007, except for the reverse stock split disclosure in Note 1(b) and the effects thereof, as to which the date is November     , 2007, accompanying the consolidated financial statements of ICx Technologies, Inc. contained in the Registration Statement on Amendment No. 4 to Form S-1 and Prospectus of ICx Technologies, Inc. which will be signed upon consummation of the reverse stock split described in Note 1(b) to the consolidated financial statements. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

November 1, 2007